EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements listed below of Newell Rubbermaid Inc. of our report dated February 29, 2012 (except for Notes 1-Description of Business, 4, 7, 19, and 21, as to which the date is June 11, 2012), with respect to the consolidated financial statements and financial statement schedule of Newell Rubbermaid Inc., included in this Current Report on Form 8-K.

Form Number	Registration	Description
S-8	33-25196	Newell Long-Term Savings and Investment Plan
S-8	33-40641	Newell Long-Term Savings and Investment Plan
S-8	33-67632	Newell Co. 1993 Stock Option Plan
S-8	33-62047	Newell Long-Term Savings and Investment Plan
S-8	333-38621	Newell Long-Term Savings and Investment Plan
S-8	333-71747	Amended and Restated 1989 Stock Incentive and Option Plan
S-8	333-105113	Newell Rubbermaid Inc. 2003 Stock Plan
S-8	333-105177	Newell Rubbermaid Inc. 2002 Deferred Compensation Plan
S-8	333-105178	Newell Rubbermaid Inc. 401(k) Savings Plan
S-8	333-12514	Newell Rubbermaid Inc. 401(k) Savings Plan
S-8	333-135153	Newell Rubbermaid Inc. 2003 Stock Plan (as amended and restated effective February 8, 2006)
S-8	333-149133	Newell Rubbermaid Inc. 2008 Deferred Compensation Plan
S-8	333-166946	Newell Rubbermaid Inc. 2010 Stock Plan
S-3	333-149887	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units and in the related Prospectus
S-3	333-103773	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units totaling $1 billion and in the related Prospectus
S-3	333-174279	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units and in the related Prospectus

/s/ Ernst & Young LLP

Atlanta, Georgia
June 11, 2012